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                                                                 EXHIBIT 10.13

[WIRELESS LOGO]

March 30, 2000

Mr. Antonio Canova
20436 Kilbride Court
Saratoga, CA 95070

Dear Tony,

On behalf of Wireless, Inc. I am pleased to offer you the position of Executive Vice President of Administration and Chief Financial Officer. In addition you will act as secretary for the Corporation.

Your primary responsibility will be the reporting of the company's financial position to the shareholders and to be the primary contact for the investment banking community. In addition to your primary responsibilities, you will oversee all legal, human resource and MIS functions.

Your starting salary will be $180,000 per year paid on a bi-weekly basis of $6,923.07 per pay period. You will be eligible to receive a management bonus of $50,000 upon successful completion of the audited financial statements for FY2000. In addition, you will receive the following:

o A Stock Option grant of 350,000 shares under the company's 1997 Stock Option Plan, has been approved by the Board of Directors with an exercise price of $5.00 per share. In accordance with the plan, twenty-five percent (25%) of the shares will vest after the first year of employment. Thereafter shares will vest monthly for the remaining three years of the Plan.

o You can elect to exercise 100,000 of the 350,000 shares granted to you via a company loan. Terms and conditions of this loan are covered in a separate document.

o In the event of a change of control and the shares granted to you are not fully vested. 50% of the unvested shares will vest immediately. In addition, the remaining unvested shares will vest if within one year after a change in control, you are subject to a "constructive termination" as defined below.

     "Constructive Termination" means (i) a material reduction of your duties, authority or responsibilities, (ii) any reduction in your title, (iii) a change in your reporting relationship requiring you to report to any person other than the Company's Chief Executive Officer, (iv) a reduction of your salary or bonus, as in effect immediately
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     before the change in control, or (v) the relocation of your principle place of employment, if the distance between your new office and your office immediately before relocation is more than 40 miles.

o You will be eligible to participate in the employee benefit plan, which includes medical, dental, long-term disability and term life insurance. The company also sponsors a 401K Program, provides paid vacation and 10 paid holidays per year.

o This offer is for full time employment and as such your are expected to devote your best efforts to the success of Wireless, Inc. If the company terminates your employment for any reason other than Cause, and if no change in control has occurred, the Company will continue to pay your base salary for the period of 6 months if employed less than two years or for 12 months if employed for more than two years. You and your eligible dependents will be entitled to continue participating in all of the Company's health benefit programs for the prevailing period referenced above. In addition, you will receive accelerated vesting in accordance with the prevailing period as outlined above. If the employee elects to terminate his employment then none of these options will apply.

o This offer is contingent on your ability to start here at Wireless, Inc. as soon as possible but no later than April 10, 2000.

Tony, I am excited and pleased to extend this opportunity to you and I am looking forward to working with you to make Wireless into the industry leader in the wireless communication marketplace.


Sincerely,


/s/ William J. Palumbo

William J. Palumbo

PRESIDENT AND CEO


I agree with the terms and conditions set forth in this offer letter and anticipate my first day of employment to be Monday, April 10, 2000.



/s/ Antonio Canova                      April 10, 2000
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Antonio Canova                         Date